Exhibit 99.1

Media	Investors
Ancel Martinez	Jim Rowe
415-222-3858	415-396-8216

Elaine L. Chao Elected to the Board of Wells Fargo & Company

SAN FRANCISCO, June 28, 2011 - Wells Fargo & Company (NYSE:WFC) today said that its board of directors has elected Elaine L. Chao, the former U. S. Secretary of Labor and the first Asian Pacific American woman to be appointed to a presidential cabinet, to the company’s board of directors, effective July 1, 2011.

Chao will serve on the board’s Finance and Corporate Responsibility committees. Her election makes her the 15th director on the company’s board.

“Elaine Chao’s distinguished career spans the public, private and non-profit sectors, giving her extensive experience in leading large, high-profile organizations operating in complex environments,” said John Stumpf, Wells Fargo’s chairman and CEO. “This makes her a valuable addition to our board, someone who will play an important role as she joins us in continuing to guide the company through unprecedented regulatory and market challenges. Her election is good news for Wells Fargo’s many stakeholders.”

“Wells Fargo is among the most successful financial services companies in the world, with a long history of customer focus,” Chao said. “Joining the board as Wells Fargo nears the completion of its integration with Wachovia is a special opportunity to provide some new perspective to a company of significant importance to the U.S. economy.”

“Ms. Chao is an accomplished leader whose expertise in building constructive working relationships with diverse stakeholders offers valuable insights,” said Philip J. Quigley, lead director of Wells Fargo’s board and chair of its Governance and Nominating Committee. “The board looks forward to working with her and benefitting from her experience.”

Chao was the nation’s 24th secretary for the U.S. Department of Labor, serving from 2001 to 2009, and the longest serving Labor Department secretary since World War II. From 1996 to 2001, and presently, Chao was and is a distinguished fellow at The Heritage Foundation, an educational and research organization based in Washington, D.C. From 1992 to 1996, she was president and CEO of the United Way of America, and from 1991 to 1992 served as director of the Peace Corps. Her previous government experience also includes serving as deputy secretary of the U.S. Department of Transportation from 1989 to 1991; chairman of the Federal Maritime Commission from 1988 to 1989, and deputy maritime administrator in the U.S. Department of Transportation from 1986 to 1988. She has worked with Bank of America Capital Markets Group and Citicorp in New York. She graduated from Mount Holyoke College with a degree in economics and has a master’s in business administration degree from Harvard Business School. She is the recipient of 34 honorary doctorate degrees. Chao is a member of the Board of Directors of Dole Food Company Inc., and a board member of several non-profit organizations, including the National World War II Museum.

Prior to her latest government service, she had served on a number of corporate boards, including the National Association of Security Dealers; Raymond James Financial; Northwest Airlines; and HCA Hospital Corporation of America.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.2 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com and wachovia.com), and other distribution channels across North America and internationally. With approximately 280,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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